Putnam Tax Exempt Income Fund, March 31, 2013 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1

Class A		21,474
Class B		   177
Class C		   589
Class M		   121

72DD2

Class Y		   767

73A1

Class A		0.1691
Class B		0.1405
Class C		0.1337
Class M		0.1563

73A2

Class Y		0.1790

74U1

Class A		124,218
Class B		  1,297
Class C		  4,634
Class M		    805

74U2

Class Y		  4,107

74V1

Class A		9.01
Class B		9.01
Class C		9.03
Class M		9.03

74V2

Class Y		9.02

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.